Exhibit 99.1

RXi Pharmaceuticals Reports Third Quarter 2016 Financial Results and

Highlights Recent Corporate Developments

MARLBOROUGH, Mass., November 10, 2016 /PRNewswire/ — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a clinical-stage company developing innovative therapeutics that address significant unmet medical needs, today reported its financial results for the third quarter ended September 30, 2016, and provided a business update.

“In the third quarter of 2016, RXi has once again been able to keep its cash burn in line with our projections, while continuing the clinical development programs as planned,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. He further added, “In recent weeks we announced an exclusive option to acquire MirImmune, Inc., a small biotech company that uses our proprietary RNAi technology in the field of cell therapy and immune-oncology. We are excited that this potential acquisition would allow RXi to embark on a significant path forward in the development of novel cancer therapeutics. In the past years our Company has shown, through its own clinical programs and external collaborations, that its uniquely structured RNAi compounds are effective in various animal and tissue culture models, as well as in the treatment of hypertrophic scarring, a human clinical model for fibrosis. While we continue to work toward an acquisition of MirImmune, we expect to provide updates on most of our clinical and consumer health programs before the end of 2016, as well as an outlook on projects, timelines and milestones for the combined company in the first quarter of 2017. We continue to focus on building value for our shareholders by creating novel therapeutics, for a better life for patients.”

The Company will host a conference call today at 4:30 p.m. EDT to discuss financial results and provide an update on the Company. The webcast link will be available under the “Investors – Event Calendar” section of the Company’s website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States and Canada: +1 (888) 674-0219. International participants may access the event by dialing: +1 (862) 225-5367. An archive of the webcast will be available on the Company’s website approximately two hours after the presentation.

Select Third Quarter 2016 Financial Highlights

Cash Position

At September 30, 2016, the Company had cash, cash equivalents and short-term investments of approximately $4.4 million, compared with $10.6 million at December 31, 2015.

Research and Development Expenses

Research and development expenses for the quarter ended September 30, 2016 were $1.5 million, compared with $1.7 million for the quarter ended September 30, 2015. Research and development expenses decreased from the prior year’s quarter primarily due to manufacturing expenses for the RXI-109 drug product completed in the second half of 2015, offset by increases in manufacturing and clinical trial-related costs for Samcyprone™. Research and development expenses further decreased due to a reduction in stock-based compensation expense related to the full vesting of stock options granted in 2012.

General and Administrative Expenses

General and administrative expenses for the quarter ended September 30, 2016 were $0.7 million as compared with $0.8 million for the quarter ended September 30, 2015. The decrease in general and administrative expenses was primarily due to a decrease in stock-based compensation expense related to the full vesting of stock options granted in 2012, offset by an increase in expenses related to the use of outside professional services due to the Company’s increased business development activities in line with its key corporate initiatives.

Net Loss

Net loss for the quarter ended September 30, 2016 was $2.2 million, compared with $2.5 million for the quarter ended September 30, 2015. Net loss decreased from the prior year’s quarter primarily due to the change in research and development expenses, as discussed above.

Select Business and Corporate Highlights

RXi has developed a robust self-delivering RNAi (sd-rxRNA®) therapeutic platform where drug-like and delivery properties are built directly into the compound itself. There is no need for delivery vehicles for local applications and our self-delivering platform has been shown to be compatible with various systemic systems. Due to the fact these compounds can be designed to selectively block the expression of any target in the genome, our technology is applicable to a broad spectrum of therapeutic areas.

In March 2015, MirImmune, Inc., a privately-held company focused on the development of next generation immunotherapies for the treatment of cancer, entered into an exclusive license agreement for use of RXi’s sd-rxRNA technology in developing innovative cell-based cancer immunotherapies. Since that time, MirImmune’s progress in cell therapy using RXi’s technology has formed a strong foundation for therapeutic development in the immuno-oncology space.

Last month, RXi entered into an exclusive option to acquire MirImmune, Inc., in consideration for a number of shares equal to 19.99% of the then outstanding shares of common stock of RXi, plus additional potential consideration contingent on MirImmune reaching certain milestones.

Upon RXi’s exercise of its option to acquire MirImmune, the acquisition would not only allow the Company to create value for our shareholders, it more importantly sets the stage for what could potentially be a transformational change in the way we treat patients with various malignancies.

The Company’s goal, through internal research and external partnerships, is to develop more tolerable treatments resulting in better quality of life and extended survival for patients. This approach is a key first step into the field of cell-based therapies, where sd-rxRNA has numerous advantages over other RNAi technologies.

About RXi Pharmaceuticals

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a clinical-stage company developing innovative therapeutics that address significant unmet medical needs. Building on the pioneering discovery of RNAi, the Company’s discovery and clinical development programs are based on its proprietary self-delivering RNAi (sd-rxRNA®) platform and Samcyprone™, a small molecule topical immunomodulator. Current clinical development programs include RXI-109, an sd-rxRNA, for the treatment of dermal and ocular scarring, and Samcyprone™ for the treatment of such disorders as warts, alopecia areata, non-malignant skin tumors and cutaneous metastases of melanoma. RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for multiple product and business development opportunities across a broad spectrum of therapeutic areas. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s plans or other expectations, goals, objectives, strategies, timelines and legal matters are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with: risks that the potential acquisition of MirImmune may not proceed; the actual realization of anticipated benefits of the purchase of MirImmune; risks related to our ability to control the timing of the purchase of MirImmune; risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing, as actual results may differ from those contemplated by our forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net revenues	$—	$—	$19	$34
Operating expenses:
Research and development	1,464	1,734	4,108	5,202
General and administrative	752	770	2,587	2,447

Total operating expenses	2,216	2,504	6,695	7,649

Operating loss	(2,216)	(2,504)	(6,676)	(7,615)
Interest income, net	4	8	15	10
Other income (expense), net	—	—	6	(2)

Net loss	(2,212)	(2,496)	(6,655)	(7,607)
Series A and Series A-1 convertible preferred stock dividends	—	—	—	(209)

Net loss applicable to common stockholders	$(2,212)	$(2,496)	$(6,655)	$(7,816)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.34)	$(0.38)	$(1.02)	$(1.76)

Weighted average common shares:
Basic and diluted	6,576,096	6,494,912	6,548,696	4,445,192

RXi PHARMACEUTICALS CORPORATION

CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$2,379	$5,117
Restricted cash	50	50
Short-term investments	2,000	5,500
Prepaid expenses	321	311

Total current assets	4,750	10,978
Property and equipment, net	124	163
Other assets	27	18

Total assets	$4,901	$11,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$457	$1,163
Accrued expenses	1,408	1,106

Total current liabilities	1,865	2,269
Total stockholders’ equity	3,036	8,890

Total liabilities and stockholders’ equity	$4,901	$11,159